Exhibit 4.5

Execution Version

STOCKHOLDERS’ AGREEMENT

by and among

Evercommerce inc.

and

ERIC REMER

Dated as of [•], 2021

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (as the same may be amended from time to time in accordance with its terms, the “Agreement”) is entered into as of [•], 2021, by and among (i) EverCommerce Inc., a Delaware corporation (the “Issuer”) and (ii) Eric Remer (“Remer”).

WHEREAS, in connection with the consummation by the Issuer of the IPO (as hereinafter defined), the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations with respect to ownership of Shares (as hereinafter defined) after the consummation of the IPO.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.          Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliates” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control,” as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the Preamble.

“Beneficial Ownership” and “Beneficially Own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Issuer.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York.

“Cause” has the meaning set forth in that certain [Employment Agreement by and among the Company and Remer dated [•].]

“Certificate of Incorporation” means the Issuer’s fourth amended and restated certificate of incorporation to be filed and effective in connection with the consummation of the IPO.

“Change in Control” has the meaning set forth in the Sponsor Stockholders Agreement.

“Closing Date” means the date of the closing of the IPO.

“Director” means any member of the Board from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Fiscal Year” means an accounting reference period for the Issuer which shall begin on January 1st and end on December 31st.

“Independent Director” has the meaning set forth in the Sponsor Stockholders Agreement.

“Initial Public Offering” or “IPO” means the Public Offering of the Shares of the Issuer pursuant to Form S-1 [•], filed as of [•] with the SEC.

“Issuer” has the meaning set forth in the Recitals.

“Law,” with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject and (b) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“Member of the Immediate Family” means, with respect to any Person that is a natural person, each parent, spouse or child or other descendants of such individual (including by adoption), each trust created solely for the benefit of one or more of the aforementioned Persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned Persons in his capacity as such custodian or guardian.

“PEP Designee” has the meaning set forth in the Sponsor Stockholders Agreement.

“PEP Stockholders” means Providence Strategic Growth II L.P., Providence Strategic Growth II-A L.P., Providence Strategic Growth III L.P., Providence Strategic Growth III-A L.P., PSG PS Co-Investors L.P and their respective Permitted Sponsor Transferees who hold Shares at the applicable time.

“Permitted Sponsor Transferee” has the meaning set forth in the Sponsor Stockholders Agreement.

“Permitted Management Transferee” means any Person that Remer is permitted to Transfer Shares to in accordance with Section 3.4.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Public Offering” means any offering and sale of equity securities of the Issuer or any successor to the Issuer for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“Qualification Criteria” has the meaning set forth in Section 2.1(a)(i).

“Registrable Securities” has the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” means that certain amended and restated registration rights agreement, dated as of May 7, 2021, by and among the Issuer and the signatories party thereto (as amended, restated, supplemented or otherwise modified from time to time).

“Remer Sell-Down Percentage” means, as of the applicable time of determination, the percentage of Shares that have been Transferred by Remer in connection with or following the IPO relative to the number of Shares Beneficially Owned by Remer as of immediately following the consummation of the IPO (determined on a fully diluted basis).

“Remer Trigger Event” means the earliest of: (i) the termination of employment of Remer by the Issuer or any of its Subsidiaries for Cause; (ii) the date on which Remer ceases to Beneficially Own greater than two percent (2%) of the Shares then outstanding (determined on a fully diluted basis, including any Shares acquired by Remer following the consummation of the IPO); and (iii) the date on which Remer ceases to Beneficially Own (including any Shares acquired by Remer following the consummation of the IPO) greater than fifty percent (50%) of the number of Shares Beneficially Owned by Remer immediately following the consummation of the IPO (determined on a fully diluted basis).

“Remer Nominee” has the meaning set forth in Section 2.1(a)(ii).

“Rule 144” means Rule 144 under the Securities Act (or any successor rule or regulation).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Shares” means shares of common stock, par value of $$0.00001 per share, of the Issuer, and any equity securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Silver Lake Designee” has the meaning set forth in the Sponsor Stockholders Agreement.

“Silver Lake Stockholders” means SLA CM Eclipse Holdings, L.P., SLA Eclipse Co-Invest, L.P. and their respective Permitted Sponsor Transferees who hold Shares at the applicable time.

“Sponsor Stockholders” means the PEP Stockholders and the Silver Lake Stockholders, collectively.

“Sponsor Stockholders Agreement” means that certain Stockholders Agreement, dated on or about the date hereof, by and among the Issuer and the Sponsor Stockholders.

“Sponsor Stockholders Sell-Down Percentage” means, as of the applicable time of determination, the percentage of Shares that have been collectively Transferred by the Sponsor Stockholders in connection with or following the IPO relative to the number of Shares Beneficially Owned collectively by the Sponsor Stockholders as of immediately following the consummation of the IPO (determined on a fully diluted basis). For purposes of the foregoing, Shares Transferred (i) by a PEP Stockholder to a Permitted Sponsor Transferee of such PEP Stockholder and Shares Transferred by a Silver Lake Stockholder to a Permitted Sponsor Transferee of such Silver Lake Stockholder shall not be deemed Transferred and (ii) pursuant to or in connection with a bona fide purpose (margin) or bona fide non-purpose loan for the benefit of a lender that is not an Affiliate of any Sponsor Stockholder (including any replacement, amendment or modification thereof) shall be disregarded in the numerator and the denominator for the purposes of this definition.

“Sponsor Vacancy” has the meaning set forth in Section 2.1(a)(ii).

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other form of legal entity in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more that fifty percent (50%) of the voting power of all outstanding stock or ownership interests of such entity, (b) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest in such entity.

“Transfer” means, with respect to any Shares, a direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Shares, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of Law; provided that, for the avoidance of doubt, a transfer of an interest in an investment fund which is, or indirectly has an interest in, a PEP Stockholder or a Silver Lake Stockholder and which is not intended to circumvent the provisions of this Agreement shall not constitute a “Transfer”.

“Transferred”, “Transferring” and “Transferee” shall each have a correlative meaning to the term “Transfer”.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

Section 1.2.          General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”. The terms “dollars” and “$” shall mean United States dollars. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

ARTICLE II

MANAGEMENT

Section 2.1.          Board of Directors.

(a)          Remer Nomination Rights.

(i)        Following the Closing Date (x) for so long as Remer serves in his capacity as the Chief Executive Officer of the Issuer or (y) if Remer is no longer serving as the Chief Executive Officer of the Issuer, for so long as a Remer Trigger Event has not occurred, the Issuer shall include Remer in its slate of Board nominees for election to the Board at all of the Issuer’s applicable annual or special meetings of stockholders (or consents in lieu of a meeting) at which Directors are to be elected (adjusted as appropriate to take into account the Issuer’s classified Board structure, if applicable), subject to satisfaction of all qualification and legal requirements regarding service as a Director in accordance with Section 2.1(b) (the “Qualification Criteria”).

(ii)       Following the Closing Date and for so long as a Remer Trigger Event has not occurred, upon creation of the first and second consecutive vacancies on the Board as a result of a reduction in the number of directors that the PEP Stockholders or the Silver Lake Stockholders are permitted to nominate to the Board in accordance with the Sponsor Stockholders Agreement (each, a “Sponsor Vacancy” and collectively, the “Sponsor Vacancies”), Remer shall have the right to nominate the initial replacement nominee for each corresponding Sponsor Vacancy (each, a “Remer Nominee” and collectively, the “Remer Nominees”), and the Issuer shall include each applicable Remer Nominee in its slate of Board nominee(s) for election to the Board in the immediately succeeding annual or special meetings of stockholders (or consents in lieu of a meeting) at which Directors are to be elected after the creation of a Sponsor Vacancy (adjusted as appropriate to take into account the Issuer’s classified Board structure, if applicable), subject to satisfaction of the Qualification Criteria. Notwithstanding anything to the contrary, if (x) Remer is no longer the Chief Executive Officer of the Issuer and (y) a Remer Trigger Event has not occurred, any Remer Nominee(s) nominated by Remer in accordance with this Section 2.1(a)(ii) shall not be any of Remer’s Permitted Management Transferees or be an Affiliate of Remer and shall qualify as an Independent Director.

(b)       If the Issuer’s Nominating and Corporate Governance Committee determines in good faith that Remer or any Remer Nominee (i) is not qualified to serve on the Board consistent with such committee’s duly adopted policies and procedures applicable to all directors or (ii) does not satisfy applicable legal requirements regarding service as a Director, then Remer shall have the right to nominate a different person as a Director.

(c)       If Remer ceases to be the Chief Executive Officer of the Issuer and a Remer Trigger Event has occurred, then Remer shall immediately offer to tender his resignation for consideration by the Board and, if such resignation is requested by the Board, Remer shall resign within thirty (30) days from the later of (x) Remer ceasing to be the Chief Executive Officer of the Issuer and (y) occurrence of a Remer Trigger Event. In the event that the Board requests such resignation(s), the Issuer shall immediately take any and all actions necessary or appropriate in ensuring the removal of Remer. Notwithstanding anything to the contrary herein, Remer or, if applicable, each Remer Nominee may resign at any time regardless of the period of time left in his or her then current term.

(d)      The Issuer shall take all actions necessary and within its control to give effect to the provisions contained in this Article II, including soliciting proxies to vote for Remer and, if applicable, each Remer Nominee if designated by Remer pursuant to Section 2.1(a) and otherwise using its best efforts to cause Remer and, if applicable, each Remer Nominee, to be elected as a Director of the Issuer. No Person shall take any action that would be inconsistent with or otherwise circumvent the provisions of this Agreement.

(e)       The Issuer and its Subsidiaries shall reimburse the Directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board or the board of directors of any of the Issuer’s Subsidiaries, and any committees thereof, including without limitation travel, lodging and meal expenses, in accordance with the Issuer’s reimbursement policies.

(f)       The Issuer and its Subsidiaries shall obtain customary director and officer indemnity insurance on commercially reasonable terms which insurance shall cover each member of the Board and the members of each board of directors of any of the Issuer’s Subsidiaries. The Issuer and its Subsidiaries shall enter into director and officer indemnification agreements substantially in the form attached as Exhibit A hereto, with each of the Directors.

(g)       For so long as a Remer Trigger Event has not occurred, the Issuer will consult with (but shall not be required to obtain the consent of) Remer in connection with the proposed nominations of Directors (other than Directors who are PEP Designees or Silver Lake Designees) at least 60 days in advance of the filing of proxy or consent solicitation material for the applicable annual or special meetings of stockholders (or consents in lieu of a meeting) at which such Directors are to be elected.

ARTICLE III

POST-IPO TRANSFERS

Section 3.1.          Restrictions on Transfers. Remer shall not be permitted to Transfer (or solicit any offers in respect of any Transfer of such Shares) any of the Shares Beneficially Owned by Remer to any other Person except as provided in this Article III and in compliance with the Securities Act and any applicable state securities laws. Any attempted Transfer of Shares not permitted under or in accordance with the terms of this Article III will be null and void, and the Issuer shall not in any way give effect to any such impermissible Transfer.

Section 3.2.          Post-IPO Sell-Downs. Remer shall only Transfer (including, for avoidance of doubt, any Transfers pursuant to registration rights granted to Remer under the Registration Rights Agreement), other than a Transfer to a Permitted Management Transferee in accordance with Section 3.4, Shares Beneficially Owned by Remer during the period commencing on the Closing Date and terminating on the third anniversary of the Closing Date, if the following conditions are satisfied, unless such Transfer is otherwise approved by the Board: (a) following the consummation of the IPO and until the first anniversary of the Closing Date, Remer shall not Transfer such number of Shares that would result in the Remer Sell-Down Percentage exceeding the Sponsor Stockholders Sell-Down Percentage at such time; (b) following the first anniversary of the Closing Date until the second anniversary of the Closing Date, Remer may cumulatively Transfer up to such number of Shares that would result in the Remer Sell-Down Percentage not exceeding the greater of (i) fifty percent (50%) and (ii) the Sponsor Stockholders Sell-Down Percentage at such time; and (c) following the second anniversary of the Closing Date until the third anniversary of the Closing Date, Remer may cumulatively Transfer up to such number of Shares that would result the Remer Sell-Down Percentage not exceeding the greater of (i) seventy-five percent (75%) and (ii) the Sponsor Stockholders Sell-Down Percentage at such time. For the avoidance of doubt, the restrictions set forth in this Section 3.2 shall be of no further effect with respect to any Shares Beneficially Owned by Remer following the third anniversary of the Closing Date. For purposes of calculating the Remer Stockholder Sell-Down Percentage where required in this Section 3.2, any Shares which are sold or available to be sold pursuant to a Rule 10b5-1 Plan in accordance with Section 3.3 shall be disregarded in the numerator and the denominator.

Section 3.3.          Rule 10b5-1 Plans. In addition to Transfers otherwise permitted by this Article III, following the Closing Date, Remer may allocate up to five percent (5%) of the Shares Beneficially Owned by Remer (the “Allocation Limit”) to a Rule 10b5-1 plan in a particular fiscal quarter of a Fiscal Year which authorizes a broker to sell such allocated Shares in one or more Transfers pursuant to Rule 144 subject to, and in compliance with, the provisions of this Article III. Remer shall have the right, but not the obligation, to allocate additional Shares, up to the Allocation Limit, in subsequent Rule 10b5-1 plans following the sale of all Shares up to the Allocation Limit under the applicable Rule 10b5-1 plan for the immediately preceding fiscal quarter in a Fiscal Year.

Section 3.4.          Permitted Transfers. Notwithstanding anything to the contrary herein, the restrictions set forth in this Article III, shall not apply to:

(a)          Transfers by Remer (i) by gift to, or for the benefit of, any Member of the Immediate Family of Remer or (ii) to a trust (or limited liability company, partnership or other estate planning vehicle) for the benefit of Remer and/or any Members of the Immediate Family of Remer; provided, that the trust instrument governing such trust (or limited liability company agreement or partnership agreement, as applicable) must provide that Remer, as trustee (or managing member, manager, general partner or otherwise, as applicable), must retain sole and exclusive control over the voting and disposition of such Shares; provided, further, that the conditions in Section 3.5 are satisfied.

(b)         Transfers upon the death of Remer, whereby Remer’s Shares may be distributed by the will or other instrument taking effect at death of Remer or by applicable laws of descent and distribution to Remer’s estate, executors, administrators and personal representatives, and then to Remer’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of Remer; provided, that the conditions in Section 3.5 are satisfied.

(c)         Transfers to a bona fide charity or donor advised fund in each Fiscal Year not in excess of five percent (5%) of the number of Shares Beneficially Owned by Remer immediately following the consummation of the IPO (on a fully diluted basis).

Section 3.5.         Conditions on Permitted Transfers. No Transfer permitted under the terms of Section 3.4(a) and Section 3.4(b) shall be effective unless the relevant Permitted Management Transferee has delivered to the Issuer a written acknowledgment and agreement in form and substance reasonably satisfactory to the Issuer that such Permitted Management Transferee and such Shares to be received by such Permitted Management Transferee shall be subject to, and be bound by, the provisions of this Agreement as if such Permitted Management Transferee were Remer, and such Shares to be received by such Permitted Management Transferee were Shares Beneficially Owned by Remer hereunder.

Section 3.6.         Other Restrictions on Transfer. The restrictions on Transfer contained in this Agreement are in addition to any other restrictions on Transfer to which Remer may be subject, including any restrictions on Transfer contained in any equity incentive plan, restricted stock agreement, lockup agreement (whether in connection with the IPO or otherwise), stock option agreement, stock subscription agreement or other agreement to which Remer is a party or instrument by which Remer is bound.

Section 3.7.         Termination of Certain Provisions. The rights and obligations of Remer set forth in this Article III shall be of no further effect with respect to Remer’s Shares following the third anniversary of the Closing Date.

ARTICLE IV

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 4.1.          Exculpation by Remer. Remer acknowledges that he is not relying upon any person, firm or corporation, other than the public information filed by the Issuer with the SEC relating to its Shares, in making its investment or decision to sell, retain or further invest in the Issuer.

ARTICLE V

MISCELLANEOUS

Section 5.1.          Amendment. The terms and provisions of this Agreement may be modified or amended at any time and from time to time only by the written consent of each party hereto.

Section 5.2.          Termination. This Agreement shall automatically terminate upon the earlier of (i) a Change in Control, (ii) written agreement of the Issuer and Remer provided Remer holds Shares at such time or (iii) upon Remer (a) no longer Beneficially Owning any Shares in the Issuer and (b) ceasing to serve as the Chief Executive Officer of the Issuer. In the event of any termination of this Agreement as provided in clauses (i) or (ii) of this Section 5.2, this Agreement shall forthwith become wholly void and of no further force or effect (except for this Article V) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in this Article V. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

Section 5.3.          Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Issuer and Remer covenant, agree and acknowledge that no Person (other than the parties hereto) has any obligations hereunder, and that, to the fullest extent permitted by law, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against Remer or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by Remer or any agent or assignee thereof, as such for any obligation of Remer under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 5.4.          No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and, except as provided in Section 5.3, nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.5.          Recapitalizations; Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Issuer or any successor or assign of the Issuer (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

Section 5.6.          Addresses and Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, or received by certified mail, return receipt requested, sent by reputable overnight courier service (charges prepaid) or facsimile or electronic mail to the Issuer at the address set forth below and to any other recipient and to any holder of Shares at such address as indicated by the Issuer’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent by electronic mail (provided confirmation of such electronic mail is received or such electronic mail is delivered during regular business hours on any Business Day to the respective email addresses below and no bounce-back or error message is received by the sender), three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. If notice is given to the Issuer or to Remer, a copy shall be sent to such party at the addresses set forth below:

if to the Issuer, to:

EverCommerce Inc.

1515 Wynkoop Street, Suite 250

Denver, Colorado 80202

Attention: Chair of the Nominating and Corporate
Governance Committee

with a copy (which shall not constitute written notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Benjamin J. Cohen

if to Remer, to:

[•]

Section 5.7.          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 5.8.          Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 5.9.          Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 5.10.       Applicable Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Permitted Management Transferees or against any party or any of its Permitted Management Transferees) shall be brought in the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.11.      Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. Notwithstanding the foregoing, the provisions of this Section 5.11 shall not apply to Section 5.3 hereof.

Section 5.12.     Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic transmission (i.e., in portable document format), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 5.13.     Entire Agreement. This Agreement, together with the Registration Rights Agreement and all of the other exhibits, annexes and schedules hereto and thereto constitute the entire understanding and agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and therein and supersede and replace any prior understanding, agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any agreement executed or delivered to effect the purposes of this Agreement, this Agreement shall govern as among the parties hereto.

Section 5.14.    Remedies. The Issuer and Remer shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including, without limitation, costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, and that the Issuer or Remer may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

EVERCOMMERCE INC.

By:
Name:
Title:

Eric Remer

EXHIBIT A

FORM OF Director and Officer Indemnification Agreement